Filed Pursuant to Rule 433 Registration No. 333-126811

2 Year Barclays Bank plc

Inflation Floater

The notes pay coupons of CPI plus a spread of 1.80%

Detailed description available in the Prospectus, Prospectus Supplement and Pricing Supplement.

Issuer	Barclays Bank PLC.

Issuer’s Rating	BBPLC is currently rated AA by S&P / Aa1 by Moody’s / AA+ by Fitch

Currency	USD

Issue Size	TBD

Denominations / Principal	$1,000

Trade Date	TBD

Settlement Date	May 12, 2006

Maturity Date	May 12, 2008 (2 Years)

Coupons	CPI plus a spread of 1.80% where CPI is the year-over-year change with a 3 month look back from the start of the accrual period:

[(CPIfinal – CPIinitial)/CPIinitial]

For example, payment on July 12, 2006, reflects percentage change from March 2005 to March 2006 plus a spread of 1.80%. Please note that the coupon formula is subject to a 0.00% coupon floor for any given calculation period. First coupon payment on June 12, 2006 is set at 5.40%

Coupon Payments	Monthly subject to the Following Business day Convention

1st Coupon Payment June 12th, 2006	5.40%

Coupon Daycount	30/360 unadjusted

CPI Reference	CPI is the “Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (CPI-U)” published by the Bureau of Labor Statistics of the U.S. Department of Labor, as displayed on the Bloomberg Screen “CPURNSA Index”

Business Days	New York

Calculation Agent	Barclays Bank PLC

Secondary Market	Barclays Capital Inc., may, although not required to, indicate bid and offer prices on the notes, subject to market conditions and up to the Maturity Date.

Settlement	DTC, Book entry, Transferable

CUSIP	06738C KA 6

Trustee and Paying Agent	Bank of New York

THE NOTES REPRESENT SENIOR UNSECURED DEBT SECURITIES ISSUED BY THE ISSUER. THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER US FEDERAL OR STATE GOVERNMENT AGENCY.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor - Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.

Barclays Capital